Exhibit 21

Subsidiaries of Denny’s Corporation

Name	State of Incorporation
Denny’s Holdings, Inc.	New York
Denny’s Inc.	California
DFO, Inc.	Delaware
Denny’s Realty, Inc.	Delaware